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ISS recommends shareholders vote for Special Meeting at Ashford Hospitality Trust, says UNITE HERE

ISS cites “significant governance risks and potential economic concerns” in Ashford Inc. spinoff

New York City, November 6-- Yesterday, leading proxy advisor Institutional Shareholder Services (ISS) issued a recommendation that shareholders of Ashford Hospitality Trust [NYSE: AHT] vote for a Special Meeting of Shareholders, writing, “As there appear to be significant governance concerns and potential economic issues regarding the terms and structure of the spin-off which could be addressed through the proposed special meeting, shareholders should PROVIDE CONSENT for the request to call a special meeting.”

ISS describes the upcoming spinoff and restructuring at AHT as significant transactions that shareholders deserve to vote on. “The dissidents, by contrast, have made a compelling case that the planned spin-off of Inc. and restructuring of AHT are pivotal transactions for shareholders: Inc. will exercise direction over AHT and AHP, yet its shareholders will have fewer rights once it is spun-off,” ISS states. “Additionally, the proposed external management structure, fees and valuation appear sufficiently concerning to warrant a special meeting in their own right, since these are in effect a transfer of value from current shareholders, under the internally-managed structure, to the managers and owners (a majority of whom may well be the managers) of Inc.”

UNITE HERE’s contention that shareholders should act now to secure key rights at AHT through binding shareholder resolutions is echoed by ISS. “However, as the timeline clearly indicates, the planned changes and the timing appear reactionary, raising the concern they are driven primarily by shareholders' concerted efforts rather than good stewardship among the incumbent directors. This is particularly troubling considering it was the same board that less than 8 months ago unilaterally removed many of same shareholder rights it now seeks to restore, or partially restore.“

UNITE HERE urges all Ashford Hospitality Trust shareholders to cast a vote today “FOR” a special meeting, so they can:

 Vote on this major spinoff and restructuring;
 Ensure Ashford Inc. shareholders can hold their directors accountable;
 Require prior shareholder approval to remove key shareholder rights at Ashford Trust in the future through binding bylaw changes.

Shareholders’ best chance of affecting the terms of the spin-off and the governance structure of Ashford Inc. comes from getting your vote in by Monday November 10, before the November 11 record date of the spin-off.

View our revised definitive proxy: http://www.sec.gov/Archives/edgar/data/1232582/000103442614000023/0001034426-14-000023-index.htm

View our most recent investor presentation: http://www.sec.gov/Archives/edgar/data/1232582/000103442614000030/0001034426-14-000030-index.htm

Contact:

JJ Fueser, 416-893-8570 , jjfueser@unitehere.org

Elliott Mallen, 312-656-5807, emallen@unitehere.org

www.unlock-ashford.org/

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